Exhibit 10.6

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (this “Agreement”) is entered into by and between Lisa Swartzman (the “Contractor”) and TerrAscend Corporation (the “Client”) this 1st day of December 2019.

WHEREAS the Contractor is in the business of strategy and professional consulting services;

AND WHEREAS the Client desires to retain the Contractor to provide strategy, finance and other consulting services, upon the terms and conditions hereinafter set forth.

IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties covenant and agree with each other as follows:

ARTICLE I – SERVICES

I.1	The Contractor shall provide the services set forth in Schedule 1 (the “Services”) to the Client.

I.2	The Client shall provide the Contractor with access to its premises and equipment to the extent necessary for the Contractor’s performance of the Services. The Contractor shall comply with all applicable Client policies and procedures relating to the Client’s business, including those related to occupational health and safety and to use of the Client’s facilities, supplies, information technology, equipment, networks and other resources.

I.3	The Contractor shall remain in their Board of Directors role and this agreement shall remain mutually exclusive to the roles and responsibilities of the Board of Directors.

ARTICLE II – RELATIONSHIP

II.1	The Contractor is an independent contractor and not an employee or dependent contractor of Client for any purpose, whether under statute, contract, at common law or otherwise. Nothing in this Agreement shall make the relationship between Client and the Contractor one of partnership, joint venture or employment.

II.2	The Contractor agrees it is solely responsible to remit and/or deduct all statutory deductions and contributions at its own expense. The Contractor further agrees that if Client is called upon to make any such payments on the Contractor’s behalf that the Contractor will indemnify and forthwith reimburse Client for such amounts and penalties, if any.

II.3	The Contractor has no authority to, and shall not, act as agent for or on behalf of Client or represent or bind it in any manner.

II.4	The Contractor will not be entitled to any of the benefits afforded to Client’s employees.

ARTICLE III – FEES, EXPENSES AND STOCK OPTIONS

III.1	In consideration of the provision of the Services by the Contractor, the Client shall pay the Contractor thirty three thousand three hundred and thirty three dollars and thirty three cents ($33,333.33) per month (plus applicable taxes) for the Term of this Agreement (the “Fees”) based on full time work, pro rata if less hours committed. The above noted fee compensates the Contractor for all hours worked.

III.2	The Contractor shall be responsible for any expenses incurred by the Contractor in connection with the performance of the Services. The Client shall reimburse the Contractor for out-of-town travel expenses incurred expressly for Client specific travel requirements. In no event shall Client reimburse the Contractor for other expenses, unless pre-approved in writing by the Client.

III.3	The Contractor shall issue an invoice to the Client at the end of each month of the Term for its Fees for Services for the previous month. The Client shall pay the Fees within 30 days after Client’s receipt of the Contractor’s invoice. All payments shall be in Canadian dollars and made by cheque.

III.4	The Client shall be responsible for all sales, use and excise taxes, and any other similar taxes, duties and charges of any kind imposed by any federal, provincial or municipal governmental entity on any amounts payable by Client hereunder; provided that, in no event shall Client pay or be responsible for any taxes, statutory withholdings, deductions or remittances, imposed on or with respect to the Contractor’s income, revenues, gross receipts, or real or personal property.

III.5	The Contractor shall have a Harmonized Sales Tax (HST) registration number and shall be responsible for deducting and remitting HST to the appropriate regulatory authorities.

Incentive Stock Options: The Client will issue Contractor 500,000 stock options at the exercise price as determined by the rules and regulations of the Canadian Securities Exchange or any other exchange that the Client is listed on, in accordance with the Client’s Stock Option Plan. The issuance of Client stock options shall be subject to the terms and conditions of the Client’s Option Plan at the Client’s sole discretion, as determined by the Board of Directors in accordance with the terms and conditions of these plans, as they may be amended from time to time. Notwithstanding the above and the terms and conditions of the Client’s Stock Option Plan, if Client terminates this Agreement for convenience pursuant to Section 5.3 prior to March 1st, 2020, all of the Contractor’s unvested stock options will immediately expire. However, if Client does not terminate this Agreement for convenience before March 1st, 2020 and notwithstanding that the Contractor may no longer be providing Services after July 1st, 2020, the 500,000 stock options issued to Contractor will vest annually over three years with the first tranche (166,666 stock options) to vest on December 1st, 2020, the second tranche (166,666 stock options) to vest on December 1st, 2021 and the third tranche (166,667 stock options) to vest on December 1st, 2022.

Should the Company experience a change of control which results in the transfer of all or substantially all of the assets or shares of the Company, the Contractor’s Options shall vest immediately upon or prior to the closing of such change of control. The terms of the grant of Options shall be governed by the Terrascend Corp. Stock Option Plan as it may be amended from time to time (the “Plan”). A copy of the current Plan is attached hereto.

ARTICLE IV – INDEMNITY

IV.1	The Contractor shall defend, indemnify and hold harmless the Client and its officers, directors, employees, agents, successors and assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, unless as a result of willful misconduct or gross negligence, arising out of or resulting from:

(a)	bodily injury, death of any person, or damage to real or tangible personal property, resulting from the Contractor’s acts or omissions; and

(b)	the Contractor’s breach of any representation, warranty or obligation under this Agreement.

ARTICLE V – TERM AND TERMINATION

V.1	This Agreement shall commence on December 1st, 2019 and shall continue for a period of seven (7) months until June 30th, 2020 (the “Termination Date”), inclusive, unless earlier terminated in accordance with Section 5.2 below (the “Initial Term”). Client shall have the option to renew this Agreement for an additional period of up to twelve (12) months (the “Renewal Term”) by providing the Contractor with thirty (30) days’ prior written notice before the expiry of the Initial Term. The Initial Term and the Renewal shall collectively be referred to in this Agreement as the “Term”.

V.2	This Agreement may be terminated without notice by either party upon the fundamental breach of the Agreement resulting from, among other things, willful misconduct or gross negligence.

V.3	Client or Contractor shall have the right to terminate this Agreement for convenience, without penalty, on thirty (30) days’ prior written notice.

V.4	Upon the expiration or the termination of this Agreement for any reason, or at any other time upon the Client’s written request, the Contractor shall promptly:

(a)	deliver to the Client all tangible documents and materials (and any copies) containing, reflecting, incorporating or based on the Client’s Confidential Information;

(b)	permanently erase all of the Client’s Confidential Information from the Contractor’s computer systems; and

(c)	certify in writing to the Client that Contract has complied with the requirements of this clause.

ARTICLE VI – CONFIDENTIAL INFORMATION

VI.1	The Contractor acknowledges that in the course of providing the Services, the Contractor may create or have access to information that is treated as confidential and proprietary by the Client, including, without limitation, information pertaining to the Deliverables, in each case whether spoken, written, printed, electronic or in any other form or medium (collectively, the “Confidential Information”). Confidential Information shall not include any information that either: (a) was in the public domain at the time it was communicated to the Contractor; (b) entered the public domain subsequent to the time it was communicated to the Contractor, through no fault of the Contractor; or (c) was in the Contractor’s possession, free of any obligation of confidence, at the time it was communicated to the Contractor.

VI.2	The Contractor acknowledges that unauthorized disclosure or use, whether intentional or unintentional, of any of the Confidential Information would be detrimental to the Client. Accordingly, Contractor shall:

(a)	treat all Confidential Information as strictly confidential and only use the Confidential Information for the purpose of the Services; and

(b)	not disclose any portion of the Confidential Information to any third party.

VI.3	If the Contractor is compelled or required to disclose any Confidential Information under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction or by a governmental body, the Contractor agrees to:

(a)	Immediately notify the Client of the existence, terms and circumstances surrounding such a request, so that it may seek an appropriate protective order and/or waive the Contractor’s compliance with the provisions of this Agreement; and

(b)	Provided disclosure of such Confidential Information is required in the opinion of the Contractor’s counsel, to the extent possible, cooperate with the Client in obtaining reliable assurances that confidential treatment will be accorded to the disclosed Confidential Information.

VI.4	The Contractor agrees that monetary damages would not be a sufficient remedy for any breach of this Agreement, and the Client shall be entitled to enforce this Agreement by injunctive and other available relief, including without limitation specific performance.

ARTICLE VII – INTELLECTUAL PROPERTY MATTERS

VII.1	The Client is and shall be the sole and exclusive owner of all right, title and interest throughout the world in and to all the results and proceeds of the Services performed under this Agreement, including but not limited to the deliverables set out in Schedule 1 (collectively, the “Deliverables”), including all patents, copyrights, trademarks, trade secrets and other intellectual property rights (collectively, “Intellectual Property Rights”) therein. The Contractor irrevocably assigns to the Client, all rights, title and interest throughout the world in and to the Deliverables, including all Intellectual Property Rights therein.

VII.2	The Contractor irrevocably and unconditionally waives all moral rights that the Contractor may now have or may have in the future relating to the Deliverables.

ARTICLE VIII – GENERAL

VIII.1	The Contractor shall not transfer or assign this Agreement or any right, duty, or obligation, in whole or in part, arising hereunder to another person or entity.

VIII.2	This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each party irrevocably submits to the exclusive jurisdiction and venue of the courts located in the Province of Ontario in any legal suit, action or proceeding arising out of or based upon this Agreement or the Services provided hereunder.

VIII.3	All terms and conditions under Section 4, Section 5.3, Section 6 and Section 7 shall survive the termination of this Agreement whether the termination is initiated by the Contractor, by the Client, on a with or without cause basis, or by mutual agreement, or whether the termination is lawful or unlawful.

IN WITNESS WHEREOF, the parties have executed this Agreement.

Lisa Swartzman

By:	/s/ Lisa Swartzman
Name:	Lisa Swartzman
Date:	Jan. 23, 2020
GST/HST#: 81279 4683 RT0001

TerrAscend Corporation

By:	/s/ Adam Kozak
Name:	Adam Kozak
Title:	CFO
Date:	January 27, 2020

Schedule 1

Scope

•	Assist in the day to day decision making and management of the Canadian operation.

•	Build financial controls around all decision making, particularly inventory purchases aligned with a go to market strategy.

•	Assess and execute a “right sizing” of operation to forecasted demand.

•	Assist the organization on how to structure the financial treasurer and accounting roles for all the consolidated entities and parent and help streamline current processes.